SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 Form 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported) November 12, 1996


                        Registrant; State of Incorporation;  IRS Employer
COMMISSION FILE NUMBER  ADDRESS; AND TELEPHONE NUMBER        IDENTIFICATION NO.

 1-5532                 PORTLAND GENERAL CORPORATION         93-0909442
                        (an Oregon Corporation)
                        121 SW Salmon Street
                        Portland, Oregon 97204
                        (503) 464-8820


 1-5532-99              PORTLAND GENERAL ELECTRIC COMPANY    93-0256820
                        (an Oregon Corporation)
                        121 SW Salmon Street
                        Portland, Oregon 97204
                        (503) 464-8000



           121 S.W. SALMON STREET, PORTLAND, OREGON            97204
           (Address of principal executive offices)         (zip code)

      Registrant's telephone number, including area code 503-464-8820


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 ITEM 5.             OTHER EVENTS

 SHAREHOLDERS APPROVE MERGER - At a special shareholder meeting on November 12,
  1996 in Portland, Oregon the shareholders of Portland General Corporation's (Portland General) common stock voted to approve the transactions contemplated by the merger agreement between Portland General, Enron Corp. and Enron
  Oregon Corp. For further information regarding the proposed merger see Portland General's report on Form 10-Q for the quarter ended September 30, 1996.

  SETTLEMENT REACHED ON RATE PROPOSAL - On November 15, 1996 Portland General Electric Company (PGE or the Company), the staff (Staff) of the Oregon Public Utility Commission (OPUC or the Commission) and the Citizen's Utility Board entered into a stipulation for a joint recommendation to the Commission on
  PGE's August 6, 1996 rate proposal. The stipulation recommends approximately $55 million in annual incremental rate reductions beginning December 1, 1996 to be shared by all customer classes. PGE's original proposal included accelerated amortization of PGE's Trojan Nuclear Plant (Trojan) investment which the stipulation replaces with additional rate reductions. If approved, the rate reductions would result in an after tax earnings decrease of
 approximately $32 million for 1997.   In addition the stipulation incorporates
 approximately $15 million in rate reductions from tariffs already approved by the OPUC resulting in total 1997 rate reductions of $70 million. The stipulation will be presented to the Commission for approval on November 26, 1996.

 For further information regarding the Company's rate proposal see the PGE and Portland General quarterly report on Form 10-Q for the quarter ended September 30, 1996.


                                Signatures


 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                                    Portland General Corporation
                                    Portland General Electric Company


 November 15, 1996                  By    /S/ JOSEPH E. FELTZ
                                            Joseph E. Feltz
                                          Assistant Controller
                                          Assistant Treasurer



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